Exhibit

Ex-99.77K CHNG ACCNT

Description

Sub Item 77K:  Changes in registrant’s certifying accountant

Our auditor, Boyle CPA, LLC, informed Upright Investments Trust in September of their pending exit of public company auditing. The Audit Committee of the Board of Trustees of Upright Funds (the “Fund”) conducted a search for an independent registered public accounting firm with a fee schedule commensurate with the work involved in the annual report for fiscal year ended September 30, 2022.

The reports of Boyle CPA on the Fund’s financial statements for the fiscal years ended September 30, 2020 and 2021 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the Fund’s financial statements for the fiscal years ended September 30, 2020 and 2021, there were no disagreements with Boyle CPA on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Boyle CPA would have caused Boyle CPA to make reference to the matter in their report.

There were no reportable events (as that term is described in Item 304(a)(1)(v)(A)-(D) of Regulation S-K) during the two fiscal years ended September 30, 2020 and 2021, or in the subsequent period through September 1, 2022.

The Company has provided a copy of the foregoing disclosures to Boyle CPA and requested that Boyle CPA furnish it with a letter addressed to the Securities and Exchange Commission stating whether they agree with the above statements. A copy of Boyle CPA’s letter, dated December 8, 2022, is filed as an Exhibit to this Form N-CSR.

During the two most recent fiscal years and in the subsequent interim period through September 1, 2022, the Fund has not consulted with JL CPA & Associates LLC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Fund’s financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Boyle CPA, LLC

Certified Public Accountants & Consultants

 December 8, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE:

Upright Growth Fund

Upright Growth & Income Fund

Upright Assets Allocation Plus Fund, series of shares of the Upright Investments Trust,

Commission File Number 811-08723.

Dear Sirs/Madams:

We have received a copy of, and are in agreement with, the statements being made by the Upright Investments Trust, pursuant to Item 304(a) of Regulation S-K in Form N-CSR for the period ended September 30, 2022, captioned “Changes in registrant’s certifying accountant” as they relate to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form N-CSR.

Sincerely,

cc:

David Y.S. Chiueh Upright Investments Trust

349 Ridgedale Avenue

East Hanover, NJ 07936

331 Newman Springs Road

Building 1, 4th Floor, Suite 143

                                                                P (732) 784-1582

Red Bank, NJ 07701

                                                                                 F (732) 510-0665